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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

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                                 SCHEDULE 14D-9

                     Solicitation/Recommendation Statement
                             Under Section 14(d)(4)
                     of the Securities Exchange Act of 1934

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                       BROOKDALE LIVING COMMUNITIES, INC.
                           (Name of Subject Company)

                       BROOKDALE LIVING COMMUNITIES, INC.
                      (Name of Person(s) Filing Statement)

                    Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                  112462 10 6
                     (CUSIP Number of Class of Securities)

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                                Mark J. Schulte
          Chairman of the Board, President and Chief Executive Officer
                       Brookdale Living Communities, Inc.
                      330 North Wabash Avenue, Suite 1400
                            Chicago, Illinois 60611
                                 (312) 977-3700
(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)

                                    Copy to:

                              Brian T. Black, Esq.
                                Winston & Strawn
                              35 West Wacker Drive
                            Chicago, Illinois 60601
                                 (312) 558-5600

[X]Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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